Filed Pursuant to Rule 433

Registration Statement No. 333-163800

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated August 6, 2012 and Prospectus dated August 6, 2012)

August 6, 2012

US$1,250,000,000 2.0% Notes due August 14, 2017

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,250,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa2/AA-; Stable/Stable (Moody’s/S&P)

Legal Format:	SEC Registered Global Notes

Trade Date:	August 6, 2012

Settlement Date:	August 14, 2012 (T+6)

Maturity Date:	August 14, 2017

Coupon:	2.0%

Price to Public:	99.929%

Benchmark Treasury:	0.5% due July 2017

Benchmark Treasury Spot and Yield:	99.10 / 0.64%

Re-offer Spread to Benchmark Treasury:	137.5 basis points

Re-offer Yield:	2.015%

Gross Spread:	35 basis points

All-in Price:	99.579%

Interest Payment Dates:	Payable semi-annually in arrears on February 14 and August 14 of each year, commencing February 14, 2013, subject to Business Day Convention

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$1,244,737,500

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214 BV4

ISIN:	US961214BV49

Joint Active Bookrunners:	Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated August 6, 2012 and Prospectus dated August 6, 2012)

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 800-503-4611 or J.P. Morgan Securities LLC collect at 212-834-4533.